AGREEMENT BETWEEN
                   RYAN'S PROPERTIES, INC.
                             AND
            FAMILY STEAK HOUSES OF FLORIDA, INC.
                   DATED JULY 11, 1994 AND
               AS AMENDED ON OCTOBER 17, 1994


     This Agreement is made as of July 11, 1994, by and between Ryan's Properties, Inc., a Delaware ("Ryan's"), and
Family Steak Houses of Florida, Inc., a Florida corporation
("FSH"). In consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

     1. Past Due Royalties. Ryan's and FSH hereby agree that as of the date hereof the amount currently due Ryan's under the Franchise Agreement dated as of September 16, 1987, by and between FSH and Ryan's, as previously amended (the "Franchise Agreement"), is $1,536,029.43 ("Past Due Royalties"). This amount is based on FSH sales through May 4, 1994 and does not include amounts that have accrued under the Franchise Agreement with respect to FSH sales after May 4, 1994.

     2.   Satisfaction of Past Due Royalties.  In
satisfaction of the Past Due Royalties, simultaneously with the execution of this Agreement:

          (a)  FSH has paid to Ryan's the sum of
     $236,029.43, receipt of which is acknowledged by Ryan's;

          (b)  FSH has executed and delivered to Ryan's a
     note in the form of Exhibit A hereto in the amount of $800,000 payable to the order of Ryan's; and

          (c) In consideration of $500,000, FSH does hereby relinquish any and all of its franchise, exclusive development and similar rights otherwise granted to FSH in the Franchise Agreement with respect to those Florida counties set forth in Exhibit B ("Ceded Territory"), subject to the terms and conditions hereof. FSH agrees that the payment from Ryan's for said rights will be paid as an offset against Past Due Royalties.

     3. Right of First Refusal. Ryan's hereby agrees that, during the term of the Franchise Agreement, in the event that it receives an offer from an unaffiliated third party (a "Third Party Offer") with respect to franchise rights for a "Ryan's Family Steak House" in any county contiguous to those counties in which FSH operates a "Ryan's Family Steak House" restaurant on the date hereof, which counties are listed on Exhibit C (the "Restricted Territory"), it will not accept such offer until it first communicates the material terms of the Third Party Offer to FSH. FSH shall then have a period of thirty (30) days in which to offer to enter into an agreement with Ryan's for such franchise rights on substantially equivalent terms as the Third Party Offer. Ryan's shall determine in its sole reasonable discretion whether or not FSH's offer is on substantially equivalent terms as the Third Party Offer within twenty (20) business days of receiving the offer of FSH. In the event that Ryan's determines that the offer of FSH is on substantially equivalent terms as the Third Party Offer, Ryan's shall not accept the Third Party Offer until thirty (30) days after Ryan's has offered to enter into an agreement with FSH on substantially equivalent terms (including, without limitation, cash payment up front and the number of restaurants in operation) as the Third Party Offer. If FSH does not accept such offer of Ryan's within such period, Ryan's shall be free to accept the Third Party Offer. In the event FSH accepts the offer, the transaction must be completed within one hundred twenty (120) days of the date of acceptance or any rights of first refusal of FSH will lapse. Any counter-offer by an unaffiliated third party shall be treated as a new Third Party Offer hereunder. This limited right of first refusal shall not in any event apply to any activity by Ryan's itself or its subsidiaries or affiliates, including, without limitation, any existing or future restaurant(s) owned or operated by Ryan's and/or its subsidiaries or affiliates.

     4. Right to Repurchase. Ryan's hereby agrees that, during the period commencing on the date hereof and ending June 30, 1998, FSH may at any time, in its sole discretion, exercise a right to repurchase the Ceded Territory and all franchise, development and similar rights otherwise granted to FSH in the Franchise Agreement with respect to the Ceded Territory. FSH shall exercise such rights by giving Ryan's thirty (30) days written notice of same. The repurchase price shall be $500,000.00. FSH agrees that, in the event it exercises this right of repurchase, it will abide by the territorial restrictions governing development of new restaurants within five miles of any existing "Ryan's Family Steak House" restaurant, as set forth in the Franchise Agreement. This right of repurchase shall expire on June 30, 1998.

     5. Royalty Fees. Ryan's and FSH agree that effective May 5, 1994, royalty fees due Ryan's under the Franchise Agreement shall be three percent (3%) of sales as defined in the Franchise Agreement. The three percent rate will remain in effect through April 30, 1997, at which time the rate will change to four percent (4%). FSH agrees to pay all royalty fees on sales after May 4, 1994 at such time as such fees are due under the Franchise Agreement. FSH acknowledges that, based on reported sales of $3,395,604.03 as set forth in Exhibit D, royalty fees for May 1994 amount to $101,868.12 and are due to Ryan's on July 1, 1994 and will be paid to Ryan's simultaneously with the execution of this Agreement.

     6. Operational Requirements. FSH agrees to abide by its obligations under the Franchise Agreement, including, without limitation, its obligation to operate its Ryan's Family Steak Houses in a manner consistent with the standards established by Ryan's from time to time. In accordance with the amendment dated May 29, 1992 to the Franchise Agreement, FSH agrees to purchase only food products as specified, and to such specifications, as approved by Ryan's from time to time. Any deviation from the approved list must have prior written authorization by Ryan's Vice President of Purchasing. Should Ryan's, in its sole discretion, determine that unauthorized food products or specifications for products are being used by FSH, FSH shall have thirty (30) days, from the receipt of written notice from Ryan's, to cease using such food products in its restaurants. Upon receipt of such notice and failure to cure within thirty (30) days, the royalty fee due to Ryan's under the Franchise Agreement will revert immediately to five percent (5%) and stay at that rate through the remaining term, including any extensions, of the Franchise Agreement.

     In addition, FSH hereby acknowledges that the 30-day "cure" procedure should be utilized only in extraordinary circumstances. Any changes in food products or food product specifications should be made only after authorization from Ryan's.

     7. Store Requirements. Ryan's and FSH hereby agree that the provision in the Franchise Agreement concerning the number of restaurants in operation is hereby amended as follows:

          (a) At the end of calendar years 1994 through 1996, FSH agrees to have at least 24 Ryan's Family
     Steak House restaurants in operation.

          (b) At the end of calendar year 1997, FSH agrees to have at least 25 Ryan's Family Steak House restaurants in operation. The number of required restaurants in operation will then increase by 1 for each year after 1997 during the term of the Franchise
     Agreement. Therefore, 26 restaurants will be required at the end of 1998, 27 restaurants will be required at the end of 1999, and so on.

     In addition, FSH acknowledges that all new restaurant sites must be approved in advance by Ryan's in accordance with the terms of the Franchise Agreement. Further, Ryan's acknowledges and affirms its prior agreement that no initial franchise fees shall be payable solely as a result of the opening of new restaurants and waives said requirement under
Article I Section G of the Franchise Agreement. Franchise fees and royalty fees as a result of sales and other activities by all such new restaurant sites shall, however, continue to be due under the Franchise Agreement.

     8. No Further Modification. Except as expressly set forth herein, the Franchise Agreement, as amended to date, will continue in full force and effect in all respects and this Agreement does not constitute a waiver of any provision thereof.

     9.   Miscellaneous.

          (a)  This agreement shall be construed as a
     contract entered into under the laws of the State of
     South Carolina, without regard to the doctrine of
     conflicts of law.   Any litigation regarding this
     Agreement shall be brought and litigated in the same manner as a dispute under the Franchise Agreement.

          (b) The rights and remedies of Ryan's hereunder are in addition to those provided by common or statutory law.

          (c) This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no promises, representations, warranties, covenants or undertakings of any party to the other with respect to such subject matter other than those expressly set forth or referred to herein. This Agreement supersedes all prior discussions, agreements, writings and undertakings among the parties with respect to such subject matter.

          (d) No provision contained in this Agreement shall be deemed to have been abrogated or waived by reason of any failure or delay to enforce the same, regardless of the number of breaches or violations which may occur. All waivers of any such provision shall be in writing executed by the party against whom the same is sought to be enforced. This Agreement may be amended only by a writing executed by each party hereto.

     (e) This Agreement and all rights hereunder may be assigned and transferred only in accordance with the provisions in Article XVIII of the Franchise Agreement and shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, personal representatives, administrators, and authorized successors and assigns.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by a person thereunto duly authorized, as of the date first above written.


                         RYAN'S PROPERTIES, INC.

                         By:  /s/Charles D. Way
                         Title:    President


                         FAMILY STEAK HOUSES OF
                              FLORIDA, INC.

                         By:  /s/Lewis E. Christman, Jr.
                         Title:    President and Chief
Executive Officer